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CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statement of Additional Information constituting part of this Pre-Effective Amendment No. 1 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 27, 1998, relating to the statement of assets and liabilities of Morgan Stanley Dean Witter Mid-Cap Dividend Growth Securities, which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which also constitutes part of this Registration Statement. We also consent to the reference to us under the headings "Independent Accountants" and "Experts" in such Statement of Additional Information.



PRICE WATERHOUSE LLP
1177 Avenue of the Americas
New York, New York 10036
February 27, 1998